Exhibit 99.1

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences relating to our qualification and taxation as a real estate investment trust for U.S. federal income tax purposes ("REIT") and the acquisition, holding, and disposition of our common shares and our 6.000% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest ("Series A Preferred Shares", and together with our common shares, "shares"). For purposes of this section under the heading "U.S. Federal Income Tax Considerations," references to "the company," "we," "our" and "us" mean only National Storage Affiliates Trust, and not its subsidiaries or other lower-tier entities, except as otherwise indicated. You are urged to review the following discussion and to consult your tax advisor to determine the effects of ownership and disposition of our shares on your individual tax situation, including any state, local or non-U.S. tax consequences.

This summary is based upon the U.S. Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated by the U.S. Treasury Department (the "Treasury Regulations"), current administrative interpretations and practices of the U.S. Internal Revenue Service (the "IRS") (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect as of the date of this Current Report on Form 8-K, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. This summary is also based upon the assumption that the operation of the company, and of its subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreements. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular shareholder in light of its investment or tax circumstances, or to shareholders subject to special tax rules, such as:

•	U.S. expatriates;

•	persons who mark-to-market our shares;

•	subchapter S corporations;

•	U.S. shareholders (as defined below) whose functional currency is not the U.S. dollar;

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies ("RICs");

•	REITs;

•	holders who receive our shares through the exercise of employee share options or otherwise as compensation;

•	persons holding our shares as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons holding their interest through a partnership or similar pass-through entity;

•	persons holding a 10% or more (by vote or value) beneficial interest in us;

and, except to the extent discussed below:

•	tax-exempt organizations; and

•	non-U.S. shareholders (as defined below).
This summary assumes that shareholders hold our shares as capital assets, which generally means as property held for investment.

THE U.S. FEDERAL INCOME TAX TREATMENT OF US AND HOLDERS OF OUR SHARES DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR SHARES TO ANY PARTICULAR SHAREHOLDER WILL DEPEND ON THE SHAREHOLDER'S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR SHARES.

Taxation of Our Company

We have elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 2015. We believe that we were organized and have operated, and we intend to continue to be organized and to operate in a manner that will allow us to qualify for taxation as a REIT under the Code commencing with our taxable year ended December 31, 2015.

The law firm of Clifford Chance US LLP has acted as our counsel in connection with the filing of this Registration Statement. We will receive an opinion of Clifford Chance US LLP to the effect that, commencing with our taxable year ended December 31, 2015, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that the opinion of Clifford Chance US LLP will be based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this Registration Statement are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and this Registration Statement. Additionally, the opinion of Clifford Chance US LLP will be conditioned upon factual representations and covenants made by our management and affiliated entities regarding our organization, assets, present and future conduct of our business operations and other items regarding our ability to meet the various requirements for qualification as a REIT, and will assume that such representations and covenants are accurate and complete and that we will take no action inconsistent with such representations and covenants. While we believe that we have been organized and operated and intend to continue to be organized and to operate so that we will continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or applicable law, no assurance can be given by Clifford Chance US LLP or us that we have in fact qualified or will so qualify for any particular year. Clifford Chance US LLP will have no obligation to advise us or the holders of our shares of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions. In addition, Clifford Chance US LLP's opinion does not foreclose the possibility that we may have to utilize one or more REIT savings provisions discussed below, which could require the payment of an excise or penalty tax (which could be significant in amount) in order to maintain our REIT qualification.

Our qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual operating results, distribution levels, and diversity of share ownership, various qualification requirements imposed upon REITs by the Code. In addition, our ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest, including our investment in our operating partnership. Our ability to qualify as a REIT for a particular year also requires that we satisfy certain asset and income tests during such year, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year have satisfied or will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT for a particular year depend upon our ability to meet, on a continuing basis during such year, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under "-Requirements for Qualification-General." While we intend to be organized and to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT, or that we will be able to operate in accordance with the REIT requirements in the future. See "-Failure to Qualify."

Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our net taxable income that we currently distribute to our shareholders. This treatment substantially eliminates the "double taxation" that generally results from investment in a C corporation. A "C corporation" is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the shareholder level when the income is distributed. Income generated by a REIT generally is taxed only at the shareholder level upon a distribution of dividends by the REIT.

U.S. shareholders (as defined below) who are individuals, trusts and estates are generally taxed on corporate dividends at a maximum rate of 20% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends.

With limited exceptions, however, ordinary dividends received by noncorporate U.S. shareholders from us or from other entities that are taxed as REITs are not eligible for the reduced qualified dividend rate. However, for taxable years beginning before January 1, 2026, noncorporate taxpayers may deduct up to 20% of certain qualified business income, including "qualified REIT dividends" (generally, dividends received by a REIT shareholder that are not designated as capital gain dividends or qualified dividend income), subject to certain limitations, resulting in an effective maximum U.S. federal income tax rate of 29.6% on such income. Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the shareholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See "-Taxation of Shareholders."

If we qualify to be taxed as a REIT, we will nonetheless be subject to U.S. federal income tax as follows:

•	We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

•	For taxable years prior to 2018, we may be subject to the "alternative minimum tax" on our items of tax preference, if any.

•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, as described below, such income will be subject to a 100% tax. See "-Requirements for Qualification-General-Prohibited Transactions," and "-Requirements for Qualification-General-Foreclosure Property," below.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or leasehold as "foreclosure property," we may thereby avoid (1) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), and (2) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 21%).

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (1) the greater of (A) the amount by which we fail the 75% gross income test or (B) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (2) a fraction intended to reflect our profitability.

•	If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT asset tests that does not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 21%) of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•	If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure.

•	If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods, or the "required distribution," we will be subject to a 4% non-deductible excise tax on the excess of the required distribution over the sum of (A) the amounts actually distributed (taking into account excess distributions from prior years), plus (B) retained amounts on which U.S. federal income tax is paid at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of its shareholders, as described below in "-Requirements for Qualification-General."

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A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us, our tenants and/or any taxable REIT subsidiaries within the meaning of Section 856(l) of the Code (each a "TRS") if and to the extent that the IRS successfully adjusts the reported amounts of these items.

•	If we acquire any asset from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the asset in our hands is less than the fair market value of the asset, determined as of the date on which we acquired the asset, and we subsequently recognize gain on the disposition of the asset during the 5-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted tax basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in the preceding sentence could occur if we failed to qualify as a REIT (and, thus, were treated as a subchapter C corporation) for a prior year and then re-qualified as a REIT in a later year, in which case the appreciation would be measured as of the beginning of the year in which we first re-qualified as a REIT. Any gain from the sale of property acquired by us in an exchange under Section 1031 (a like kind exchange) or 1033 (an involuntary conversion) of the Code is excluded from the application of this built-in gains tax.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a shareholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the shareholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the shareholder's basis in shares of our shares. Shareholders that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gain in accordance with Treasury Regulations to be promulgated.

•	We may have subsidiaries or own interests in other lower-tier entities that are subchapter C corporations, including any TRSs, the earnings of which could be subject to U.S. federal and state corporate income tax.
In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including state, local, and foreign income, transfer, franchise, property and other taxes. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification-General

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding shares are owned, directly or indirectly, by five or fewer "individuals" (as defined in the Code to include specified entities);

(7)	that meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions; and

(8)	that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. Our declaration of trust provides restrictions regarding the ownership and transfer of our shares, which are intended to assist in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an "individual" generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

To monitor compliance with the share ownership requirements, we are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and after exercising reasonable diligence would not have known that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A shareholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement. Furthermore, a corporation does not qualify as a REIT for a given taxable year if, as of the final day of the taxable year, the corporation has any undistributed earnings and profits that accumulated during a period that the corporation was not treated as a REIT for U.S. federal income tax purposes. We have elected to be taxed as a REIT commencing with our initial taxable year ended December 31, 2015, and therefore we believe that we will meet this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests. In the case of a REIT that is a partner in a partnership (references herein to "partnership" include limited liability companies that are classified as partnerships for U.S. federal income tax purposes), Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets and to earn its proportionate share of the partnership's gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT's interest in partnership assets will be based on the REIT's proportionate interest in any securities issued by the partnership, excluding, for these purposes, certain excluded securities as described in the Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of our operating partnership and any other partnerships in which we own an equity interest (including such partnership's share of these items of other partnerships in which it owns an equity interest), is treated as our assets and items of income for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership's assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership. A summary of certain rules governing the U.S. federal income taxation of partnerships and their partners is provided below in "-Tax Aspects of Investments in Partnerships."

Disregarded Subsidiaries. If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," that subsidiary is disregarded as a separate entity for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT, including for purposes of the gross income and asset tests applicable to REITs as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS, as described below under "-Requirements for Qualification-General-Effect of Subsidiary Entities-Taxable REIT Subsidiaries," that is wholly owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. Single member limited liability companies that are wholly owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as "pass-through subsidiaries."

In the event that a disregarded subsidiary ceases to be wholly owned by us—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary's separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See "-Requirements for Qualification-General-Asset Tests" and "-Requirements for Qualification-General-Gross Income Tests."

Taxable REIT Subsidiaries. A REIT generally may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate U.S. federal, state and local income or franchise taxes on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate, and our ability to make distributions to our shareholders.

We have jointly elected with NSA TRS, LLC, a Delaware limited liability company that is indirectly owned by us through our operating partnership ("NSA TRS"), for NSA TRS to be treated as a TRS. We have also jointly elected with NSA HHF TRS, LLC, a Delaware limited liability company in which we indirectly own an interest through a joint venture partnership ("NSA HHF TRS"), for NSA HHF TRS to be treated as a TRS. This allows NSA TRS and NSA HHF TRS to invest in assets and engage in activities that could not be held or conducted directly by us without jeopardizing our qualification as a REIT. A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the securities issued by the subsidiary are assets in the hands of the REIT, and the REIT recognizes as income the dividends or interest, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a REIT does not include the assets and income of such subsidiary corporations in determining the REIT's compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as management fees or fees for certain non-customary services to tenants of the REIT). If dividends are paid to us by NSA TRS, NSA HHF TRS, or one or more other TRSs we may own, then a portion of the dividends that we distribute to shareholders who are taxed at individual rates may be eligible for taxation at the preferential tax rates applicable to qualified dividend income rather than at ordinary income rates. See "-Taxation of Taxable U.S. Shareholders" and "-Requirements for Qualification-General-Annual Distribution Requirements."

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. We may make loans to certain of our TRSs. Deductions for interest paid on any such loan by a TRS may be limited unless we elect out of such limitation.

In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or a TRS, that exceed the amount that would be paid to or deducted by a party in an arm's-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess.

Rents received by us that include amounts for services furnished by a TRS to any of our tenants will not be subject to the excise tax if such amounts qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where (1) amounts are excluded from the definition of impermissible tenant service income as a result of satisfying a 1% de minimis exception; (2) a TRS renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable; (3) rents paid to us by tenants that are not receiving services from the TRS are substantially comparable to the rents by our tenants leasing comparable space that are receiving such services from the TRS and the charge for the services is separately stated; or (4) the TRS's gross income from the service is not less than 150% of the TRS's direct cost of furnishing the service.

We intend to structure transactions with any TRS on terms that we believe are arm's length to avoid incurring the 100% excise tax described above. There can be no assurances, however, that we will be able to avoid application of the 100% tax.

We expect to hold certain assets directly or indirectly in NSA TRS or one or more other TRSs. We may conduct certain activities (such as facilitating sales of tenant insurance, selling packing supplies and locks and renting trucks or other moving equipment) through such TRSs. We are subject to the limitation that securities in TRSs may not represent more than 20% (25% for our taxable years beginning before January 1, 2018) of a REIT's assets. There can be no assurance that we will at all times be able to continue to comply with such limitation.

Gross Income Tests

In order to maintain our qualification as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in "prohibited transactions" and certain hedging and foreign currency transactions, must be derived from investments relating to real property or mortgages on real property, including "rents from real property," dividends received from and gain from the disposition of shares of other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), and gains from the sale of real estate assets (other than income or gains with regard to debt instruments issued by public REITs that are not otherwise secured by real property), as well as income from certain kinds of temporary investments. Second, at least

95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary.

Rents received by us will qualify as "rents from real property" in satisfying the 75% gross income test described above only if several conditions are met, including the following:

•	The rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely by being based on a fixed percentage or percentages of receipts or sales or being based on the net income or profits of a tenant that derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the sublessees would qualify as rents from real property, if earned directly by us.

•	If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as rents from real property unless it constitutes 15% or less of the total rent received under the lease.

•	Moreover, for rents received to qualify as rents from real property, we generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an "independent contractor" who is adequately compensated and from which we derive no income, or through a TRS, as discussed below. We are permitted, however, to perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. Examples of these permitted services include the provision of light, heat or other utilities, trash removal, and general maintenance of common areas. In addition, we may directly or indirectly provide non-customary services to tenants of our properties if the gross income from such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the rents from treatment as rents from real property. For purposes of this test, the gross income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Moreover, we are permitted to provide services to tenants through a TRS without disqualifying the rental income received from tenants as rents from real property.

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Also, rental income will qualify as rents from real property only to the extent that we do not directly or indirectly (through application of certain constructive ownership rules) own, (1) in the case of any tenant which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant, or (2) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant (in each case, a "related party tenant"). However, rental payments from a TRS will qualify as rents from real property even if we own more than 10% of the total value or combined voting power of the TRS if at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space as determined at the time the lease with the TRS is entered into, extended and modified, if such modification increases the rent due under such lease.

Unless we determine that the resulting nonqualifying income under any of the following situations, taken together with all other nonqualifying income earned by us in the taxable year, will not jeopardize our qualification as a REIT, we do not intend to:

•	charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above;

•	rent any property to a related party tenant, including a TRS, unless the rent from the lease to the TRS would qualify for the special exception from the related party tenant rule applicable to certain leases with a TRS;

•	derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

•	directly perform services considered to be noncustomary or rendered to the occupant of the property.

As noted above, we may conduct certain activities, such as facilitating tenant insurance-related activities, selling packing supplies and renting trucks or other moving equipment. We expect that such activities will be conducted through our PROs on behalf of NSA TRS or one or more other TRSs, and, as applicable, NSA HHF TRS, unless any nonqualifying income from such activities would be de minimis. In addition, we will also provide certain other tenant services through our PROs and other third-party contractors who we believe will qualify as independent contractors. We believe that all services provided by such parties on behalf of our operating partnership to our tenants are customary. As a result, we do not believe that any of the income that we receive from the rental of storage units will be treated as impermissible tenant service income. However, if the IRS were to successfully challenge our treatment of any such services directly provided to tenants, or our PROs did not qualify as independent contractors, it could adversely affect our ability to qualify as a REIT.

Fee income received by a REIT from performing property management or similar services to third-parties (including a portion of any management fee income a REIT receives with respect to a joint venture in which the REIT holds an interest) is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests. If we were to receive or be deemed to receive any third-party management fees other than through a TRS, it could adversely affect our ability to qualify as a REIT. To the extent that we are entitled to receive any such third-party management fees, we intend to earn any such management fee income through a TRS.

Any dividends we receive will generally be qualifying income for purposes of the 95% gross income test and any dividends we receive from a REIT will be qualifying income for purposes of both the 95% and 75% gross income tests.

We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. We may from time to time need to make distributions from a TRS in order to keep the value of the securities that we hold in our TRSs below 20% (25% for our taxable years beginning before January 1, 2018) of our total assets. See "-Asset Tests." While we will monitor our compliance with these income test and asset tests, and intend to conduct our affairs so as to comply with them, they may at times be in conflict with one another. For example, it is possible that we may wish to distribute a dividend from a TRS in order to reduce the value of TRS securities below 20% (25% for our taxable years beginning before January 1, 2018) of our assets, but may be unable to do so without violating the 75% gross income test. Although there are other measures we can take in such circumstances in order to remain in compliance with the requirements for REIT qualification, there can be no assurance that we will be able to comply with these tests in all market conditions.

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, then, subject to the exception described below, the interest income will be apportioned between the real property and the other property, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. For taxable years beginning after December 31, 2015, if a loan is secured by both real property and personal property and the fair market value of the personal property does not exceed 15% of the fair market value of all real and personal property securing the loan, the loan is treated as secured solely by the real property for purposes of these rules. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a "shared appreciation provision"), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or us.

Hedging Transactions

We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury Regulations, any income from a hedging transaction we enter into (1) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which we clearly identify as specified in Treasury Regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, or (3) primarily to manage risk with respect to a hedging transaction described in clause (1) or (2) after the extinguishment of such borrowings or disposal of the asset producing such income that is hedged by the hedging transaction, provided, in each case, that the hedging transaction is clearly identified as such before the close of the day on which it was acquired, originated or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Failure to Satisfy the Gross Income Tests

We intend to monitor our sources of income, including any non-qualifying income received by us, so as to ensure compliance with the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Code. These relief provisions will generally be available if the failure of our company to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with the Treasury Regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If we fail to satisfy one or both of the gross income tests and these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under "-Taxation of Our Company" and "-Taxation of REITs in General," even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test, which could be significant in amount.

Asset Tests

At the close of each calendar quarter we must also satisfy five tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of "real estate assets," cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other REITs, interests in mortgages secured by real property or by interests in real property, certain kinds of mortgage-backed securities and mortgage loans, and, beginning in 2016, debt instruments issued by publicly offered REITs, interests in obligations secured by both real property and personal property if the fair market value of the personal property does not exceed 15% of the total fair market value securing such mortgage, and personal property to the extent income from such personal property is treated as "rents from real property" because the personal property is rented in connection with a rental of real property and constitutes less than 15% of the aggregate property rented. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

Second, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of any one issuer's outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of any TRSs held by us may not exceed 20% (25% for our taxable years beginning before January 1, 2018) of the value of our total assets. Fifth, the aggregate value of debt instruments issued by publicly offered REITs held by us that are not otherwise secured by real property may not exceed 25% of the value of our total assets.

The 5% and 10% asset tests described above do not apply to securities of TRSs, qualified REIT subsidiaries or securities that are "real estate assets" for purposes of the 75% gross asset test described above. The 10% value test does not apply to certain "straight debt" and other excluded securities, as described in the Code including, but not limited to, any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, for purposes of applying the 10% value test, (1) a REIT's interest as a partner in a partnership is not considered a security issued by the partnership; (2) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership's gross income is derived from sources that would qualify for the 75% REIT gross income test; and (3) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT's interest as a partner in the partnership. For purposes of the 10% value test, "straight debt" means a written unconditional promise to pay on demand on a specified date a sum certain in money if (i) debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower's discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code and (iii) in the case of an issuer that is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our "controlled taxable REIT subsidiaries," as defined in the Code, hold any securities of the corporate or partnership issuer which (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer's outstanding securities (including, for the purposes of a partnership issuer, its interest as a partner in the partners).

The asset tests must be satisfied at the close of each calendar quarter of our taxable year in which we (directly or through our operating partnership) acquire securities in the applicable issuer, and also at the close of each calendar quarter in which we increase our ownership of securities of such issuer (including as a result of increasing our interest in our operating partnership). For example, our indirect ownership of securities of each issuer will increase as a result of our capital contributions to our operating partnership or as limited partners exercise their redemption/exchange rights. After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interest in our operating partnership), we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. If we fail to cure any noncompliance with the asset tests within the 30 day cure period, we would cease to qualify as a REIT unless we are eligible for certain relief provisions discussed below. We believe that our holdings of securities and other assets will comply with the foregoing REIT asset requirements, and we intend to monitor compliance with such tests on an ongoing basis. There can be no assurance, however, that we will be successful in this effort.

Moreover, the values of some of our assets, including the securities of any TRSs or other nonpublicly traded investments, may not be susceptible to a precise determination and are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not successfully contend that our assets do not meet the requirements of the REIT asset tests.

Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30 day cure period. Under these provisions, we will be deemed to have met the 5% and 10% asset tests if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10 million and (ii) we dispose of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30 day cure period by taking steps including (i) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate (currently 21%) multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders in an amount at least equal to:

(a)	the sum of:

•	90% of our "REIT taxable income" (computed without regard to our deduction for dividends paid and our net capital gains), and

•	90% of the net income, if any (after tax), from foreclosure property, as described below, and recognized built-in gain, as discussed above, minus

(b)	the sum of specified items of non-cash income that exceeds a percentage of our net taxable income.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to shareholders of record on a specified date in any such month, and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each shareholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year, provided we pay such distribution with or before our first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our shareholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

To the extent that we distribute at least 90%, but less than 100%, of our net taxable income, as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we would elect to have our shareholders include their proportionate share of such undistributed long-term capital gains in their income and receive a corresponding credit for their proportionate share of the tax paid by us. Our shareholders would then increase their adjusted basis in our shares by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods, we will be subject to a 4% non-deductible excise tax on the excess of such amount over the sum of (A) the amounts actually distributed (taking into account excess distributions from prior periods) and (B) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax. In addition, certain amounts can generate mismatches between net taxable income and available cash, such as rental real estate financed through debt with requires some or all of available cash flow to service borrowings. In certain circumstances, our deductions of interest on such borrowings could be limited for tax purposes absent our election out of such limitation.

It is possible that we, from time to time, may not have sufficient cash to meet the REIT distribution requirements due to timing differences between (1) the actual receipt of cash, including the receipt of distributions from any partnership subsidiaries and (2) the inclusion of items in income by us for U.S. federal income tax purposes. Additional potential sources of non-cash taxable income include loans held by us as assets that are issued at a discount and require the accrual of taxable interest income in advance of our receipt in cash, loans on which the borrower is permitted to defer cash payments of interest and distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current interest payments in cash. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property, including taxable share dividends. In the case of a taxable share dividend, shareholders would be required to include the dividend as income and would be required to satisfy the tax liability associated with the distribution with cash from other sources including sales of our shares. Both a taxable share distribution and sale of shares resulting from such distribution could adversely affect the price of our shares.

We may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our REIT qualification or being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described above. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Tax on Built-In Gains

If we acquire appreciated assets from a subchapter C corporation in a transaction in which the adjusted tax basis of the assets in our hands is less than the fair market value of the assets, determined at the time we acquired such assets, and if we subsequently dispose of any such assets during the 5-year period following the acquisition of the assets from the C corporation, we will be subject to tax at the highest corporate tax rates on any gain from such assets to the extent of the excess of the fair market value of the assets on the date that they were contributed to us over the basis of such assets on such date, which we refer to as built-in gains. Similarly, to the extent that any C corporation holds an interest in an entity treated as a partnership for U.S. federal income tax purposes (either directly or through one or more other entities treated as partnerships for U.S. federal income tax purposes) and we acquire appreciated assets from such partnership in a transaction in which the adjusted tax basis of the assets in our hands is less than the fair market value determined at the time we acquired such assets, determined by reference to the adjusted tax basis of the assets in the hands of the partnership, the underlying C corporation's proportionate share of such assets will be treated as contributed by a C corporation and therefore will be subject to the tax on built-in gains. However, the built-in gains tax will not apply if the C corporation elects to be subject to an immediate tax upon the transfer. Any gain from the sale of property acquired by us in an exchange under Section 1031 (a like kind exchange) or 1033 (an involuntary conversion) of the Code is excluded from the application of this built-in gains tax.

Recordkeeping Requirements

We are required to maintain records and request on an annual basis information from specified shareholders. These requirements are designed to assist us in determining the actual ownership of our outstanding shares and maintaining our qualification as a REIT.

Prohibited Transactions

Net income that we derive from a prohibited transaction is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We intend to conduct our operations so that the real properties owned by us or our pass-through subsidiaries will not be treated as held as inventory or primarily for sale to customers, and that a sale of any properties by us will not be treated as in the ordinary course of business. However, whether property is held as inventory or "primarily for sale to customers in the ordinary course of a trade or business" depends on the particular facts and circumstances. The 100% tax will not apply to gains from the sale of property by a TRS, although such income will be subject to tax in the hands of the TRS at regular corporate income tax rates. No assurance can be given that any particular property in which we hold a direct or indirect interest will not be treated as property held as inventory or primarily for sale to customers.

The Code provides a safe harbor that, if met, allows us to avoid being treated as engaged in a prohibited transaction. In order to meet the safe harbor, among other things, (i) we must have held the property for at least two years (and, in the case of property which consists of land or improvements not acquired through foreclosure, we must have held the property for two years for the production of rental income), (ii) we capitalized expenditures on the property in the two years preceding the sale that are less than 30% of the net selling price of the property, and (iii) (a) we either have seven or fewer sales of property (excluding certain property obtained through foreclosure or sales to which Section 1033 of the Code applies (involuntary conversions)) for the year of sale, (b) the aggregate adjusted bases of properties (excluding certain property obtained through foreclosure or sales to which Section 1033 of the Code applies (involuntary conversions)) sold by us during the taxable year is 10% or less of the aggregate adjusted bases of all of our assets as of the beginning of the taxable year, (c) the aggregate fair market value of properties (excluding certain property obtained through foreclosure or sales to which Section 1033 of the Code applies (involuntary conversions)) sold by us during the taxable year is 10% or less of the aggregate fair market value of all of our assets as of the beginning of the taxable year, or (d) as an alternative to the tests described in clauses (b) and (c), effective for taxable years beginning after December 31, 2015, the applicable percentage limit (of aggregate adjusted bases or fair market value, as applicable) may be increased to 20%, provided that the average percentage (of aggregate adjusted bases or fair market value, as applicable) for the current and prior two taxable years does not exceed 10%. For purposes of applying the safe harbor, the sale of more than one property to one buyer as part of one transaction constitutes one sale.

In order to avoid sales of inventory being subject to the prohibited transaction tax, we conduct certain activities (such as selling packing supplies and locks) through NSA TRS and, as applicable, NSA HHF TRS.

Foreclosure Property

Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated, and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 21%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT.

Tax Aspects of Investments in Partnerships

General

We will hold investments through entities that are classified as partnerships for U.S. federal income tax purposes, including our operating partnership and equity interests in lower-tier partnerships including our DownREIT partnerships. In general, partnerships are "pass-through" entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax on these items without regard to whether the partners receive a distribution from the partnership. We will include in income the applicable proportionate share of these partnership items for purposes of the various REIT income tests, based on the relevant capital interest in such partnership, and in the computation of net taxable income. Moreover, for purposes of the REIT asset tests, we will include the proportionate share of assets held by subsidiary partnerships, including our operating partnership and DownREIT partnerships, based on the relevant capital interest in such partnerships (other than for purposes of the 10% value test, for which the determination of a REIT's interest in partnership assets is based on the REIT's proportionate interest in any securities issued by the partnership excluding, for these purposes, certain excluded securities as described in the Code). Consequently, to the extent that we hold an equity interest in a partnership, the partnership's assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership.

Entity Classification

The investment by us in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any such subsidiary partnerships as a partnership (or a disregarded entity, as applicable), as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. For example, an entity that would otherwise be classified as a partnership for federal income tax purposes may nonetheless be taxable as a corporation if it is a "publicly traded partnership" and certain other requirements are met. A partnership or limited liability company would be treated as a publicly traded partnership if its interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent thereof, within the meaning of applicable Treasury Regulations. In addition, under the relevant Treasury Regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified safe harbors, which are based on the specific facts and circumstances relating to the partnership. We believe that our operating partnership may qualify for at least one of these safe harbors and we do not anticipate that our operating partnership, or any subsidiary partnership or limited liability company will be treated as a publicly traded partnership which is taxable as a corporation. If any of these entities were treated as an association for U.S. federal income tax purposes, or a publicly traded partnership, it would be taxable as a corporation and, therefore, would be subject to an entity-level tax on its income. In such a situation, the character of the assets and items of gross income of the REIT holding interests in such partnership would change, which could preclude such REIT from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of a corporation) or the gross income tests as discussed in "-Requirements for Qualification-General-Asset Tests" and "-Gross Income Tests" above, and in turn could prevent the REIT from qualifying as a REIT. See "-Failure to Qualify," below, for a discussion of the effect of a failure to meet these tests for a taxable year. In addition, any change in the U.S. federal income tax status of any DownREIT partnership in which we hold an interest might be treated as a taxable event, in which case such REIT could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations With Respect to Partnership Properties

A partnership is not a taxable entity for U.S. federal income tax purposes. Rather, we are required to take into account our allocable share of each partnership item of income, gains, losses, deductions, and credits for any taxable year of such partnership ending with our taxable year, without regard to whether we have received or will receive any distribution from the partnership. For taxable years beginning after December 31, 2017, however, the tax liability for adjustments to a partnership's tax returns made as a result of an audit by the IRS will be imposed on the partnership itself in certain circumstances absent an election to the contrary.

The partnership agreements of our operating partnership and DownREIT partnerships generally provide that items of operating income and loss will be allocated to the holders of units in a manner that is consistent with the distribution provisions of the partnership agreement. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership's and DownREIT partnership's allocations of income and loss are intended to comply with the requirements of Section 704(b) of the Code of the Treasury Regulations promulgated under this section of the Code.

Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value, or book value, of the contributed property and the adjusted tax basis of such property at the time of the contribution (a "book-tax difference"). Such allocations are solely for U.S. federal income tax purposes and do not affect partnership capital accounts or other economic or legal arrangements among the partners.

Certain investors have made in-kind contributions of appreciated property (including equity interests in DownREIT partnerships) to our operating partnership in exchange for interests in our operating partnership, including contributions made in connection with the formation of our operating partnership. In addition, in connection with future asset acquisitions, appreciated property may be acquired by our operating partnership in exchange for interests in our operating partnership. The partnership agreement of our operating partnership and DownREIT partnerships require that allocations with respect to such acquired property be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of allocating book-tax differences. Our operating partnership expects to use the traditional method for purposes of allocating its book-tax differences among its partners. Under the traditional method, which is the least favorable method from our perspective but may be requested by a contributor of property that our operating partnership acquires, the carryover basis of the acquired properties in the hands of our operating partnership (1) may cause us to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to us if all of the acquired properties were to have a tax basis equal to their fair market value at the time of acquisition and (2) in the event of a sale of such properties, could cause us to be allocated gain in excess of our corresponding economic or book gain (or taxable loss that is less than our economic or book loss), with a corresponding benefit to the partners transferring such properties to our operating partnership for interests in our operating partnership. Therefore, the use of the traditional method could result in our having taxable income that is in excess of our economic or book income as well as our cash distributions from our operating partnership, which might adversely affect our ability to comply with the REIT distribution requirements or result in our shareholders recognizing additional dividend income without an increase in distributions.

Failure to Qualify

In the event that we violate a provision of the Code that would result in a failure to qualify as a REIT, such REIT may nevertheless continue to qualify as a REIT if (1) the violation is due to reasonable cause and not due to willful neglect, (2) the REIT pays a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT and (3) the violation does not include a violation under the gross income or asset tests described above. This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. Relief provisions are also available for failures of the income and asset tests, as described above in "-Requirements for Qualification-General-Failure to Satisfy the Gross Income Tests" and "-Requirements for Qualification-General-Asset Tests." If we fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Code apply, we will be subject to tax on our taxable income at regular corporate rates. Distributions to our shareholders in any year in which such entity is not a REIT will not be deductible by us, nor will we be required to make any distributions. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Code, distributions to our shareholders will generally be taxable as regular corporate dividends. In the case of U.S. shareholders (as defined below) who are individuals, trusts and estates, such dividends may be eligible for the preferential income tax rates applicable to qualified dividend income (at a maximum rate of 20%), and dividends in the hands of corporate U.S. shareholders may be eligible for the dividends received deduction; however the 20% deduction for "qualified REIT dividends" discussed under "-Taxation of Shareholders-Taxation of Taxable U.S. Shareholders-Distributions" would no longer apply. It is not possible to state whether, in all circumstances, we will be entitled to statutory relief.

Taxation of Shareholders

Taxation of Taxable U.S. Shareholders

This section summarizes the taxation of U.S. shareholders that are not tax-exempt organizations. For these purposes, a U.S. shareholder is a beneficial owner of our shares who for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our shares, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our shares should consult its tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our shares by the partnership.

    Distributions. Provided that we qualify as a REIT, distributions made to our taxable U.S. shareholders out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our shares constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our Series A Preferred Shares and then to our common shares. Dividends received from REITs are generally not eligible to be taxed at the preferential income tax rates applicable to non-corporate U.S. shareholders who receive qualified dividend income from taxable subchapter C corporations. However, for taxable years beginning before January 1, 2026, noncorporate taxpayers may deduct up to 20% of certain qualified business income, including "qualified REIT dividends" (generally, dividends received by a REIT shareholder that are not designated as capital gain dividends or qualified dividend income), subject to certain limitations, resulting in an effective maximum U.S. federal income tax rate of 29.6% on such income.

Pursuant to recently finalized Treasury Regulations, in order for a dividend paid by a REIT to be eligible to be treated as a “qualified REIT dividend,” a U.S. shareholder must meet two holding period-related requirements. First, the U.S. shareholder must hold the REIT stock for a minimum of 46 days during the 91-day period that begins 45 days before the date on which the REIT stock becomes ex-dividend with respect to the dividend. Second, the qualifying portion of the REIT dividend is reduced to the extent that the U.S. shareholder is under an obligation (whether pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. Prospective investors should consult their tax advisors concerning the applicability of these rules and any limitations on the ability to deduct all or a portion of dividends received on our securities.

Distributions from us that are designated as capital gain dividends will be taxed to U.S. shareholders as long-term capital gains, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. shareholder has held its shares. To the extent that we elect under the applicable provisions of the Code to retain our net capital gains, U.S. shareholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains.

U.S. shareholders will increase their adjusted tax basis in our shares by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 20% in the case of U.S. shareholders who are individuals, trusts and estates and 21% in the case of U.S. shareholders that are corporations. Capital gain dividends attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for non-corporate U.S. shareholders, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that they do not exceed the adjusted tax basis of the U.S. shareholder's shares in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of an individual U.S. shareholder's shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. shareholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

With respect to U.S. shareholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. shareholders as "qualified dividend income." A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. shareholders as capital gain, provided that the U.S. shareholder has held the share with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such share became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(a)	the qualified dividend income received by us during such taxable year from non-REIT C corporations (including any TRS in which we may own an interest);

(b)	the excess of any "undistributed" net taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed net taxable income;

(c)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by us with respect to such built-in gain; and

(d)	any earnings and profits that accumulated during a period that we were not treated as a REIT for U.S. federal income tax purposes or that were inherited from a C corporation in a tax-deferred reorganization or similar transaction;
provided that, in no case may the amount we designate as qualified dividend income exceed the amount we distribute to our shareholders as dividends with respect to the taxable year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. Any net operating losses generated in years beginning after December 31, 2017 will only be able to offset 80% of our net taxable income (determined without regard to the dividends paid deduction). See "-Requirements for Qualification-General-Annual Distribution Requirements." Such losses are not passed through to U.S. shareholders and do not offset income of U.S. shareholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. shareholders to the extent that we have current or accumulated earnings and profits.

Dispositions of Our Shares. In general, a U.S. shareholder will realize gain or loss upon the sale, redemption or other taxable disposition of our shares in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. shareholder's adjusted tax basis in the shares at the time of the disposition. In general, a U.S. shareholder's adjusted tax basis will equal the U.S. shareholder's acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. shareholder discussed above less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. shareholders upon the sale or disposition of shares of our shares will be subject to a maximum U.S. federal income tax rate of 20%, if such shares were held for more than 12 months, and will be taxed at ordinary income rates (of up to 37% for taxable years beginning before January 1, 2026) if such shares were held for 12 months or less. Gains recognized by U.S. shareholders that are corporations are subject to U.S. federal income tax at a maximum rate of 21%, whether or not classified as long-term capital gains.

Holders are advised to consult their tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. shareholder upon the disposition of our shares held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our shares by a U.S. shareholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. shareholder as long-term capital gain.

If a U.S. shareholder recognizes a loss upon a subsequent disposition of our shares in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury Regulations involving "reportable transactions" could apply, with a resulting requirement to separately disclose the loss generating transactions to the IRS. While these regulations are directed towards "tax shelters," they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. Significant penalties apply for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our shares, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in transactions involving us (including our advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations

Distributions made by us and gain arising from the sale or exchange by a U.S. shareholder of our shares will not be treated as passive activity income. As a result, U.S. shareholders will not be able to apply any "passive losses" against income or gain relating to our shares. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. shareholder that elects to treat capital gain dividends, qualified dividend income or capital gains from the disposition of shares as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Redemption of Series A Preferred Shares

          Whenever we redeem any Series A Preferred Shares, the treatment accorded to any redemption by us for cash (as distinguished from a sale, exchange or other disposition) of our Series A Preferred Shares to a taxable U.S. shareholder of such Series A Preferred Shares can only be determined on the basis of the particular facts as to each taxable U.S. shareholder at the time of redemption. In general, a taxable U.S. shareholder of our Series A Preferred Shares will recognize capital gain or loss measured by the difference between the amount received by the taxable U.S. shareholder of such Series A Preferred Shares upon the redemption (less any portion thereof attributable to accumulated but unpaid dividends, which will be taxable as a dividend to the extent of current and accumulated earnings and profits) and such taxable U.S. shareholder's adjusted tax basis in the shares of Series A Preferred Shares redeemed (provided the shares of Series A Preferred Shares are held as capital assets) if such redemption (i) is "substantially disproportionate" with respect to the taxable U.S. shareholder's interest in our shares under Section 302(b)(2) of the Code, (ii) results in a "complete termination" of the taxable U.S. shareholder's interest in all classes of our shares under Section 302(b)(3) of the Code, or (iii) is "not essentially equivalent to a dividend" with respect to the taxable U.S. shareholder of the shares of Series A Preferred Shares under Section 302(b)(1) of the Code. In applying these tests, there must be taken into account not only any shares of Series A Preferred Shares being redeemed, but also such holder's ownership of other classes of our securities and any options (including stock purchase rights) to acquire any of the foregoing. The holder of our Series A Preferred Shares also must take into account any such securities (including options) which are considered to be owned by such taxable U.S. shareholder by reason of the constructive ownership rules set forth in Sections 318 and 302(c) of the Code.

          If the taxable U.S. shareholder of Series A Preferred Shares owns (actually or constructively) none of our common shares, or owns an insubstantial amount of our common shares, based upon current law, it is probable that the redemption of shares of Series A Preferred Shares from such taxable U.S. shareholder would be considered to be "not essentially equivalent to a dividend." However, whether a distribution is "not essentially equivalent to a dividend" depends on all of the facts and circumstances and a taxable U.S. shareholder of our Series A Preferred Shares intending to rely on any of these tests at the time of redemption should consult its tax advisor to determine their application to its particular situation.

          If the redemption does not meet any of the tests under Section 302 of the Code, then the redemption proceeds received from our Series A Preferred Shares will be treated as a distribution on our shares as described under "U.S. Federal Income Tax Considerations - Taxation of Shareholders - Taxation of Taxable U.S. Shareholders - Distributions". If the redemption of a taxable U.S. shareholder's shares of Series A Preferred Shares is taxed as a dividend, the adjusted basis of such shareholder's redeemed Series A Preferred Shares will be transferred to any other shares held by the shareholder. If the taxable U.S. shareholder owns no other shares, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

Conversion of Our Preferred Shares into Common Shares

          Except as provided below, a taxable U.S. shareholder generally will not recognize gain or loss upon the conversion of our Series A Preferred Shares into our common shares. Except as provided below, a taxable U.S. shareholder's basis and holding period in the common shares received upon conversion generally will be the same as those of the converted Series A Preferred Shares (but the basis will be reduced by the portion of adjusted tax basis allocated to any fractional share of common shares exchanged for cash). Any common shares received in a conversion that is attributable to accumulated and unpaid dividends on the converted Series A Preferred Shares will be treated as a distribution on our shares as described under "U.S. Federal Income Tax Considerations - Taxation of Shareholders - Taxation of Taxable U.S. Shareholders - Distributions". Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional common share deemed exchanged. This gain or loss will be long-term capital gain or loss if the taxable U.S. shareholder has held the Series A Preferred Shares for more than one year. See "U.S. Federal Income Tax Considerations - Taxation of Shareholders - Taxation of Taxable U.S. Shareholders - Dispositions of Our Shares" . Taxable U.S. shareholders should consult with their tax advisor regarding the U.S. federal income tax consequences of any transaction by which such holder exchanges common shares received on a conversion of Series A Preferred Shares for cash or other property.

          In addition, under certain circumstances, a holder of Series A Preferred Shares will have the right to convert some or all of the holder's Series A Preferred Shares into alternative consideration - i.e., an amount of cash, securities or other property or assets (including any combination thereof) - that such holder would have received upon a change of control had such holder converted the holder's Series A Preferred Shares into shares of our common stock immediately prior to the effective time of the change of control (see "Description of the Preferred Shares of Beneficial Interest - 6.000% Series A Cumulative Redeemable Preferred Shares" in the base prospectus dated March 14, 2018). If a taxable U.S. shareholder receives alternative consideration (in lieu of common shares) in connection with the conversion of the shareholder's Series A Preferred Shares, the tax treatment of the receipt of any such other consideration will depend on the nature of the consideration and the structure of the transaction that gives rise to the change of control, and it may be a taxable exchange. Taxable U.S. shareholders converting their Series A Preferred Shares should consult their tax advisors regarding the U.S. federal income tax consequences of any such conversion and of the ownership and disposition of the consideration received upon any such conversion.

Possible Application of “Fast-Pay Stock” Rules

Under Treasury Regulations promulgated under Section 7701(l) of the Code, if stock of a corporation is structured such that dividends paid with respect to the stock are economically (in whole or in part) a return of such stockholder’s investment (rather than a return on such stockholder’s investment), such stock could be characterized as “fast-pay stock”. Whether stock is fast-pay stock is determined based on all the facts and circumstances, including any related agreements such as options and redemption agreements applicable to Series A Preferred Shares. Under such regulations, unless clearly demonstrated otherwise, stock is presumed to be “fast-pay stock” if issued for an amount that exceeds (by more than a de minimis amount) the amount at which the stockholder can be compelled to dispose of the stock, or if the stock has a dividend that is reasonably expected to decline as opposed to a fixed dividend such as the dividend on Series A Preferred Shares.

Although not free from doubt, even if Series A Preferred Shares are issued for a price that exceeds their redemption price by more than a de minimis amount, we do not believe such shares would be, and we do not intend to treat such shares as, fast-pay stock for U.S. federal income tax purposes because such shares were not structured to have the features described above. However, while there is limited authority addressing whether stock such as Series A Preferred Shares is fast-pay stock, we cannot guarantee that the IRS will not successfully challenge our position. If the IRS were to successfully challenge our position, taxable U.S. shareholders of Series A Preferred Stock may be subject to adverse tax consequences. Prospective investors should consult their tax advisors as to the application of these rules to their individual circumstances.

Medicare tax on unearned income

Certain U.S. shareholders that are individuals, estates or trusts will be required to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of shares. U.S. shareholders should consult their tax advisors regarding the effect, if any, of this additional tax on their ownership and disposition of our shares.

Foreign Accounts

Dividends paid to "foreign financial institutions" in respect of accounts of U.S. shareholders at such financial institutions may be subject to withholding at a rate of 30%. U.S. shareholders should consult their tax advisors regarding the effect, if any, of these withholding rules on their ownership and disposition of our shares. See "-Foreign Accounts."

Taxation of Tax-Exempt U.S. Shareholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. While many investments in real estate may generate UBTI, dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Provided that a tax-exempt U.S. shareholder has not held our shares as "debt financed property" within the meaning of the Code (i.e., where the acquisition or ownership of the property is financed through a borrowing by the tax-exempt shareholder), distributions from us and income from the sale of our shares generally should not give rise to UBTI to a tax-exempt U.S. shareholder.

Tax-exempt U.S. shareholders that are social clubs, voluntary employee benefit associations, and supplemental unemployment benefit trusts exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), and (c)(17) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI unless they are able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by their investment in our shares. These prospective investors should consult their tax advisors concerning these "set aside" and reserve requirements.

In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Code, (2) is tax exempt under section 501(a) of the Code, and (3) that owns more than 10% of our shares could be required to treat a percentage of the dividends from us as UBTI if we are a "pension-held REIT." We will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of our shares, or (B) a group of pension trusts, each individually holding more than 10% of the value of our shares, collectively owns more than 50% of such shares and (2) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that shares owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding shares of a REIT is owned, directly or indirectly, by five or fewer "individuals" (as defined in the Code to include certain entities), as owned by the beneficiaries of such trusts. Although we do not anticipate that we will be treated as a pension-held REIT, there can be no assurance that this will be the case. Prospective shareholders who are tax-exempt organizations should consult with their tax advisors regarding the tax consequences of investing in our shares. Certain restrictions on ownership and transfer of our shares should generally prevent a tax-exempt entity from directly owning more than 10% of the value of our shares.

Tax-exempt U.S. shareholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of our shares.

Taxation of Non-U.S. Shareholders

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our shares applicable to non-U.S. shareholders. For these purposes, a non-U.S. shareholder is a beneficial owner of our shares who is neither a U.S. shareholder nor an entity that is treated as a partnership for U.S. federal income tax purposes. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation.

Ordinary Dividends. The portion of dividends received by non-U.S. shareholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. shareholder generally will be treated as ordinary income and will be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs.

In general, non-U.S. shareholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our shares. In cases where the dividend income from a non-U.S. shareholder's investment in our shares is, or is treated as, effectively connected with the non-U.S. shareholder's conduct of a U.S. trade or business, the non-U.S. shareholder generally will not be subject to the 30% withholding described above and will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax (unless reduced or eliminated by a treaty) on the income after the application of the income tax in the case of a non-U.S. shareholder that is a corporation.

Non-Dividend Distributions. Unless (1) our shares constitute a U.S. real property interests, or USRPIs, or (2) either (A) if the non-U.S. shareholder's investment in our shares is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder through a permanent establishment, where applicable (in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain) or (B) if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions are met (in which case the non-U.S. shareholder will be subject to a 30% tax on the individual's net capital gain for the year), distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. shareholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our shares constitute USRPIs, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S.

shareholder's adjusted tax basis in our shares will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. shareholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding tax at a rate of 15% of the amount by which a distribution exceeds the shareholder's share of our earnings and profits. Non-U.S. shareholders that are treated as "qualified foreign pension funds" and "qualified shareholders" (except with respect to certain "applicable investors" of a "qualified shareholder," as discussed below) are exempt from U.S. federal income and applicable withholding taxes under FIRPTA on such distributions by us.

Capital Gain Dividends. Under FIRPTA, a distribution made by us to a non-U.S. shareholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries, or USRPI capital gains, will be considered effectively connected with a U.S. trade or business of the non-U.S. shareholder and will be subject to U.S. federal income tax at the rates applicable to U.S. shareholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 21% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax (unless reduced or eliminated by a treaty) in the hands of a non-U.S. shareholder that is a corporation. However, the 21% withholding tax will not apply to any capital gain dividend (i) with respect to any class of our shares which is regularly traded on an established securities market located in the United States if the non-U.S. shareholder did not own more than 10% of such class of shares at any time during the one-year period ending on the date of such dividend or (ii) received by certain non-U.S. publicly traded investment vehicles meeting certain requirements. Instead, any such capital gain dividend received by such a shareholder will be treated as a distribution subject to the rules discussed above under "-Taxation of Shareholders-Taxation of Non-U.S. Shareholders-Ordinary Dividends." Also, the branch profits tax will not apply to such a distribution. In addition, non-U.S. shareholders that are treated as "qualified foreign pension funds" and "qualified shareholders" (except with respect to certain "applicable investors" of a "qualified shareholder," as discussed below), are exempt from income and withholding taxes applicable under FIRPTA on distributions from us to the extent attributable to USRPI capital gains.

A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. shareholder from a REIT that are not USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (1) the non-U.S. shareholder's investment in our shares is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder (in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain) or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions are met (in which case the non-U.S. shareholder will be subject to a 30% tax on the individual's net capital gain for the year).

Dispositions of Our Shares. Unless our shares constitute a USRPI, a sale of the shares by a non-U.S. shareholder generally will not be subject to U.S. federal income taxation under FIRPTA. The shares will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period, and taking account certain look-through rules with respect to subsidiary entities, consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. It is expected that more than 50% of our assets will consist of interests in real property located in the United States.

However, our shares nonetheless will not constitute a USRPI if we are a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period (generally the lesser of the five year period ending on the date of disposition of its shares or the period of existence), less than 50% in value of its outstanding shares are held directly or indirectly by non-U.S. shareholders. For this purpose, effective December 18, 2015, a REIT may generally presume that any class of the REIT's shares that are "regularly traded," as defined by the applicable Treasury Regulations, on an established securities market is held by U.S. persons, except in the case of holders of 5% or more of such class of shares, and except to the extent that the REIT has actual knowledge that such shares are held by non-U.S. persons. In addition, effective beginning December 18, 2015, certain look-through and presumption rules apply for this purposes to any shares of a REIT that are held by a RIC or another REIT. We believe we are, and we expect to continue to be, a domestically controlled REIT, and certain ownership limitations included in our declaration of trust are intended to assist us in qualifying as a domestically controlled REIT. Therefore, the sale of our shares should not be subject to taxation under FIRPTA. Because our common shares are publicly traded, however, no assurance can be given that we are, or that if we are, that we will remain, a domestically controlled REIT.

In the event that we do not constitute a domestically controlled REIT, a non-U.S. shareholder's sale of our shares nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (1) such class of our shares is regularly traded on an established securities market, and (2) the selling non-U.S. shareholder owned, actually or constructively, 10% or less of such class of our outstanding shares at all times during a specified testing period. In addition, even if we do not qualify as a domestically controlled REIT and our shares are not regularly traded on an established securities market, non-U.S. shareholders that are treated as "qualified foreign pension funds" and "qualified shareholders" (except with respect to certain "applicable investors" of a "qualified shareholder") are exempt from tax under FIRPTA on the sale of our shares.

Even if we are a domestically controlled REIT, a non-U.S. shareholder may be treated as having gain from the sale or other taxable disposition of a USRPI if the non-U.S. shareholder (1) disposes of shares of our capital stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, or is deemed to acquire, other shares of our capital stock during the 61-day period beginning with the first day of the 30-day period described in clause (1), unless such class of our shares is regularly traded and the non-U.S. shareholder did not own more than 10% of such class of shares during the one year period ending on the date of the distribution described in clause (1).

If gain on the sale of our shares were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to the same treatment as a U.S. shareholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the shares could be required to withhold 15% of the purchase price and remit such amount to the IRS.

Gain from the sale of our shares that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. shareholder in two cases: (1) if the non-U.S. shareholder's investment in our shares is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder, the non-U.S. shareholder will be subject to the same treatment as a U.S. shareholder with respect to such gain, or (2) if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions are met, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

Qualified Foreign Pension Funds.    Any distribution to a "qualified foreign pension fund" (or an entity all of the interests of which are held by a "qualified foreign pension fund") who holds REIT shares directly or indirectly (through one or more partnerships) will not be subject to U.S. tax as income effectively connected with a U.S. trade or business and thus will not be subject to special withholding rules under FIRPTA. In addition, a sale of our shares by a "qualified foreign pension fund" that holds such shares directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income taxation under FIRPTA.

A qualified foreign pension fund is any trust, corporation, or other organization or arrangement (i) which is created or organized under the law of a country other than the United States, (ii) which is established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (iii) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (iv) which is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates, and (v) with respect to which, under the laws of the country in which it is established or operates, (a) contributions to such trust, corporation, organization or arrangement which would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or taxed at a reduced rate, or (b) taxation of any investment income of such trust, corporation, organization or arrangement is deferred or such income is taxed at a reduced rate.

Qualified Shareholders.    Shares of a REIT held (directly or through partnerships) by a "qualified shareholder," as defined below, will not constitute a USRPI, and capital gain dividends from such a REIT will not be treated as gain from the sale of a USRPI, unless a person (other than a qualified shareholder) that holds an interest (other than interests solely as a creditor) in such qualified shareholder owns, taking into account applicable constructive ownership rules, more than 10% of the shares of the REIT. However, certain "applicable investors" of a qualified shareholder (i.e., non-U.S. persons who hold interests in the qualified shareholder (other than interests solely as a creditor), and hold more than 10% of our shares (whether or not by reason of the investor's ownership in the qualified shareholder)) may be subject to FIRPTA withholding.

A qualified shareholder is a non-U.S. person that (i) either (a) is eligible for the benefits of a comprehensive income tax treaty with the United States which includes an exchange of information program and whose principal class of interests is listed and regularly traded on one or more recognized stock exchanges (as defined in such comprehensive income tax treaty), or (b) is a foreign partnership that is created or organized under foreign law as a limited partnership in a jurisdiction that has an agreement for the exchange of information with respect to taxes with the United States and has a class of limited partnership units representing greater than 50% of the value of all the partnership units that is regularly traded on the NYSE or NASDAQ markets, (ii) is a "qualified collective investment vehicle" (within the meaning of Section 897(k)(3)(B) of the Code), and (iii) maintains records on the identity of each person who, at any time during the non-U.S. person's taxable year, is the direct owner of 5% or more of the class of interests or units (as applicable) described in (i), above.

Conversion of Our Series A Preferred Shares into Common Shares

          A non-U.S. shareholder generally will not recognize gain or loss upon the conversion of our Series A Preferred Shares into our common shares, provided our Series A Preferred Shares do not constitute USRPIs. Even if our Series A Preferred Shares do constitute USRPIs, provided our common shares also constitute USRPIs, a non-U.S. shareholder generally will not recognize gain or loss upon a conversion of our Series A Preferred Shares into our common shares provided certain reporting requirements are satisfied. Except as provided below, a non-U.S. shareholder's basis and holding period in the common shares received upon conversion will be the same as those of the converted Series A Preferred Shares (but the basis will be reduced by the portion of adjusted tax basis allocated to any fractional share of common shares exchanged for cash). Any common shares received in a conversion that is attributable to accumulated and unpaid dividends on the converted Series A Preferred Shares will be treated as a distribution on our shares as described under "U.S. Federal Income Tax Considerations - Taxation of Shareholders - Taxation of Non-U.S. Shareholders - Ordinary Dividends" . Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share as described under "U.S. Federal Income Tax Considerations - Taxation of Shareholders - Taxation of Non-U.S. Shareholders - Dispositions of Our Shares". Non-U.S. shareholder should consult with their tax advisors regarding the U.S. federal income tax consequences of any transaction by which such shareholder exchanges common shares received on a conversion of Series A Preferred Shares for cash or other property.

Backup Withholding and Information Reporting

We will report to our U.S. shareholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. shareholder may be subject to backup withholding, with respect to dividends paid, unless the holder (1) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number or social security number, certifies under penalties of perjury that such number is correct and that such holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. shareholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. shareholder who fails to certify their non-foreign status.

We must report annually to the IRS and to each non-U.S. shareholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. shareholder resides under the provisions of an applicable income tax treaty. A non-U.S. shareholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our shares within the United States is subject to both backup withholding and information reporting requirements unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. shareholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our shares conducted through certain United States related financial intermediaries is subject to information reporting requirements (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. shareholder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability, provided the required information is furnished to the IRS in a timely manner.

Foreign Accounts

Withholding taxes may be imposed (at a 30% rate) on U.S. source payments made to "foreign financial institutions" and certain other non-U.S. entities. Under these withholding rules, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends to U.S. shareholders (as defined above) who own shares of our shares through foreign accounts or foreign intermediaries and certain non-U.S. shareholders. The withholding tax may be imposed on dividends on our shares paid to a foreign financial institution or to a foreign entity other than a financial institution, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign entity that is not a financial institution either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. If the payee is a foreign financial institution (that is not otherwise exempt), it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Alternatively, if the foreign financial institution is a resident in a jurisdiction that has entered into an intergovernmental agreement to implement FATCA, it must comply with the revised diligence and reporting obligations of such intergovernmental agreement. Prospective investors should consult their tax advisors regarding these withholding rules.

State, Local and Foreign Taxes

We and our subsidiaries and shareholders may be subject to state, local and foreign taxation in various jurisdictions, including those in which they or we transact business, own property or reside. We will likely own interests in properties located in a number of jurisdictions, and we may be required to file tax returns and pay taxes in certain of those jurisdictions. The state, local or foreign tax treatment of our company and our shareholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to shareholders as a credit against their U.S. federal income tax liability. Prospective shareholders should consult their tax advisor regarding the application and effect of state, local and foreign income and other tax laws on an investment in our shares.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department and may be changed at any time, possibly with retroactive effect. No assurance can be given as to whether, when, or in what form, the U.S. federal income tax laws applicable to us and our shareholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal tax laws could adversely affect an investment in our shares.

On December 22, 2017, Congress enacted H.R. 1, also known as the Tax Cuts and Jobs Act of 2017 (the "TCJA"), which made major changes to the Code. The effect of the significant changes made by the TCJA remains uncertain, and additional administrative guidance is still required in order to fully evaluate the effect of many provisions. In addition, final regulations implementing certain of these new rules have not yet been issued and additional changes or corrections may still be forthcoming.

Prospective investors are urged to consult with their tax advisors regarding the potential effects of the TCJA and other legislative, regulatory, or administrative developments on an investment in our shares.